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                                                                  EXHIBIT 23(d)




INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Sensormatic Electronics Corporation on Form S-4 of our report dated May 18, 1994 (September 13, 1994 as to Notes 7, 8, 11, and 14, which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Merger with Sensormatic Electronics Corporation and the change in accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109), relating to the consolidated financial statements of Knogo Corporation appearing in Amendment No. 2 on Form 10-K/A of Knogo Corporation for the year ended February 28, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Jericho, New York
November 21, 1994